Exhibit 4.6

THIRD AMENDMENT TO RIGHTS AGREEMENT
BETWEEN
WOLVERINE WORLD WIDE, INC.
AND
NATIONAL CITY BANK, AS SUCCESSOR RIGHTS AGENT

                    This Third Amendment to Rights Agreement (the "Amendment") amends the Rights Agreement between WOLVERINE WORLD WIDE, INC. ("Wolverine") and NATIONAL CITY BANK ("National City"), as successor Rights Agent, dated April 17, 1997 (the "Rights Agreement"). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement.

                    WHEREAS, under Section 26 of the Rights Agreement, Wolverine may amend any provision of the Rights Agreement to cure any ambiguity or correct or supplement any provision that is defective;

                    THEREFORE, in consideration of the terms set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

          1.          Section 1(d) of the Rights Agreement is hereby amended following subsection (iii) to read as follows:

"provided, however, that: (A) nothing in this paragraph (d) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition; and (B) for purposes of the definition of Acquiring Person and for purposes of Section 11(a)(ii)(B) of this Agreement, nothing in this paragraph (d) shall cause a person who has reported or is permitted to report ownership of the Company's Common Stock on Schedule 13G under the Exchange Act (or any successor report) and who does not have any intention to and has not reserved the right to control or influence the control, management or policies of the Company to be the "Beneficial Owner" of, or to "beneficially own," any shares of Company Common Stock that the person has reported or is permitted to report on Schedule 13G."

          2.          Except as specifically set forth in this Amendment, all terms and conditions as set forth in the Rights Agreement shall remain in full force and effect.

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be effective as of December 10, 2002.

Attest:	WOLVERINE WORLD WIDE, INC.

/s/ James D. Zwiers	/s/ Blake W. Krueger
James D. Zwiers Associate General Counsel and Assistant Secretary	Blake W. Krueger Executive Vice President, General Counsel and Secretary

Attest:	NATIONAL CITY BANK

/s/ Sherry L. Damore	/s/ Laura Kress
Name Sherry L. Damore Its Vice President	Name Laura Kress Its Vice President